     As filed with the Securities and Exchange Commission on June 24, 1996
                                                          Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------
                                 DIACRIN, INC.
             (Exact name of registrant as specified in its charter)
                             ----------------------

        DELAWARE                                               22-3016912
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification Number)
                             ----------------------
         CHARLESTOWN NAVY YARD, BUILDING 96, 13TH STREET, CHARLESTOWN,
                              MASSACHUSETTS 02129
                                 (617) 242-9100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------
                                THOMAS H. FRASER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 DIACRIN, INC.
                CHARLESTOWN NAVY YARD, BUILDING 96, 13TH STREET
                        CHARLESTOWN, MASSACHUSETTS 02129
                                 (617) 242-9100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copy to:
                             STEVEN D. SINGER, ESQ.
                                 HALE AND DORR
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000
                             ----------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement

                             ----------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             ----------------------

                                                    CALCULATION OF REGISTRATION FEE

==============================================================================================================================
Title of each Class of        Amount to      Proposed Maximum             Proposed Maximum              Amount of Registration
Securities to be Registered   be Registered  Offering Price Per Share(1)  Aggregate Offering Price(1)   Fee
- ------------------------------------------------------------------------------------------------------------------------------
Common Stock(2)                465,853              $13.13                    $6,116,649.89                  $2,109.19
==============================================================================================================================


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based on the market price of the Company's Units as of June 20, 1996.

(2) Represents shares of Common Stock which represent the maximum number of shares issuable by the Registrant upon exercise of certain outstanding transferable Common Stock Warrants originally issued by the Company in November 1991.

     ALSO REGISTERED HEREUNDER PURSUANT TO RULE 416 ARE AN INDETERMINATE NUMBER OF SHARES OF COMMON STOCK THAT MAY BECOME ISSUABLE PURSUANT TO ANTIDILUTION ADJUSTMENTS ARISING UNDER THE COMMON STOCK WARRANTS.

                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS AT ANY SUCH STATE.



                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 24, 1996

                                 465,853 Shares

                                 DIACRIN, INC.

                                  COMMON STOCK


     All of the shares of Common Stock of Diacrin, Inc. ("Diacrin" or the "Company") offered hereby represent shares that may be issued upon exercise of outstanding warrants issued by the Company pursuant to a Warrant Agreement dated as of November 14, 1991 (the "Warrant Agreement"). Each Warrant currently entitles the registered holder thereof to purchase one share of the Company's Common Stock at an exercise price of $7.20 per share during the period commencing August 10, 1996 and ending on November 14, 1996. The exercise price of the Warrants and the number and kind of Common Stock or other securities or property to be obtained upon exercise of the Warrants are subject to adjustment in certain circumstances.

                             ----------------------

                THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                             ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
           INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION
           OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN
         AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE
      AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON
         IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD
          BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
         OFFER OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE
          ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS
           OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS
             CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ----------------------

                 The date of this Prospectus is August 9, 1996

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: the Northeast Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048; and the Midwest Regional Office located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material also may be obtained from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Certain of the Company's securities are quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at the office of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each case reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference. For further information with respect to the Company and the securities, reference is hereby made to the Registration Statement, exhibit and schedules which may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and (iii) the Company's Registration Statement on Form 10, as amended, registering the Common Stock under Section 12 of the Exchange Act.

     All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, and who makes a written or oral request, a copy of any and all of the foregoing documents incorporated by reference in the Registration Statement (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing or by telephone to the Director of Finance and Administration, Diacrin, Inc., at the Company's executive offices, Charlestown Navy Yard, Building 96, 13th Street, Charlestown, Massachusetts 02129, telephone (617) 242-9100.

                                  RISK FACTORS

     The shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information included or incorporated by reference in this Prospectus before purchasing the shares of Common Stock offered hereby. Except for the historical information contained herein or incorporated herein by reference, the discussion included or incorporated by reference in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made or incorporated by reference in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in or are incorporated by reference in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause such differences include those discussed below, as well as those discussed elsewhere or incorporated by reference herein.


History of Operating Losses; No Assurance of Revenue or Operating Profit

     The Company is in the development stage and has generated no revenue from product sales to date. Diacrin has accumulated net losses from its inception in 1989 through December 31, 1995 of approximately $27.3 million, and losses are continuing. The Company expects to incur substantial operating losses for the foreseeable future. The Company currently has no material sources of revenue from product sales, license fees or research funding, and there can be no assurance that it will be able to develop such revenue sources or that its operations will become profitable, even if it is able to commercialize any products.

Lack of Commercial Products; No Assurance of Successful Product Development

     The Company has no products available for sale and does not expect to have any therapeutic products commercially available for at least the next several years, if at all. The Company's potential products will require significant additional development, preclinical and clinical testing, regulatory approval and additional investment prior to commercialization. The Company's potential therapeutic products are at early stages of research and development and the Company's growth will depend on the successful development and commercialization of its products. There can be no assurance that any such potential products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be successfully marketed.

Reliance on Cell Transplantation Technology; No Currently Approved Cell Therapy Products

     Diacrin has concentrated its efforts and therapeutic product research on its cell transplantation technology and will be dependent on the successful development of the technology. Cell transplantation technology is an emerging technology with, as yet, limited clinical applications. There can be no assurance that the Company's cell transplantation technology will result in the development of any therapeutic products. If it does not, the Company may be required to change dramatically the scope and direction of its product development activities.

     The Company's approach involves xenotransplantation -- the transplantation of cells from one species into another. Although several companies are focusing on this area, xenotransplantation-based products represent a novel therapeutic approach that has not yet been subject to extensive clinical testing. The risk that viruses or other animal pathogens will be unintentionally transmitted to a human patient is a risk associated with xenotransplantation. No xenotransplantation-based therapeutic product has been approved for sale by the FDA. The FDA has not yet established definitive regulatory guidelines for xenotransplantation, but is planning to announce guidelines in the future in an attempt to reduce the risk of contamination of transplanted cellular products with infectious agents. There can be no assurance that such guidelines will be issued, or that Diacrin will be able to comply with any guidelines that may be issued. Furthermore, there can be no assurance that any products developed and tested by Diacrin will be approved by the FDA or regulatory authorities in other countries, or that xenotransplantation-based products, including the Company's product candidates, will be accepted by the medical community or third-party payors or that the degree of acceptance will not limit the size of the market for such products.

Need for Substantial Additional Funds

     The Company will require substantial additional funding for its research and product development programs and operating expenses, and for pursuing regulatory clearances and building production capabilities. Adequate funds for these purposes, whether obtained through equity or debt financings, collaborative or other arrangements with potential corporate partners or from other sources, may not be available when needed or on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate certain of its product development programs or to license others to commercialize products or technologies that the Company would otherwise seek to develop and commercialize itself, any of which would have a material adverse effect on the Company.

Uncertainty Associated with Preclinical and Clinical Testing

     Before obtaining regulatory approvals for the commercial sale of any of the Company's potential products, the products will be subjected to extensive preclinical and clinical testing to demonstrate their safety and efficacy in humans. To date, the Company has administered NeuroCell[Trademark]-PD and NeuroCell[Trademark]-HD to a limited number of patients in Phase 1 clinical trials. Results of initial preclinical and clinical testing of products under development by the Company are not necessarily predictive of results that will be obtained from subsequent or more extensive preclinical and clinical testing. Furthermore, there can be no assurance that clinical trials of products under development will demonstrate the safety and efficacy of such products at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and would have a material adverse effect on the Company.

     The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment in the Company's current clinical trial or future clinical trials may result in increased costs, program delays or both, which could have a material adverse effect on the Company.

No Assurance of FDA Approval; Government Regulation

     The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product. The Company cannot yet accurately predict when it might first submit any Product License Application for FDA or other regulatory approval.

     The effect of government regulation may be to delay marketing of new products for a considerable or indefinite period of time, to impose costly procedures upon the Company's activities or to diminish or eliminate any competitive advantage the Company may enjoy. There can be no assurance that FDA or other regulatory approval for any products developed by the Company will be granted on a timely basis, if at all. Any such delay in obtaining, or failure to obtain, such approvals could adversely affect the marketing of the Company's products and the ability to generate product revenue. The extent of potentially adverse government regulation which might arise from future legislation or administrative action cannot be predicted.

     If regulatory approval of a drug is obtained, such approval may be conditioned upon limitations and restrictions on the drug's use. In addition, any marketed drug and its manufacturer are subject to continuing governmental review and any subsequent discovery of previously unrecognized problems could result in restrictions on the product or manufacturer, including, without limitation, withdrawal of the product from the market. Failure of the Company to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, product recalls, seizure of products, operating restrictions or criminal prosecution.

     Additionally, the Company is or may become subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research and development work. The Company is unable to predict the extent of restrictions that might arise from any governmental or administrative action. There can also be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations, or any assurance that the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws or regulations.

Rapid Technological Changes; Competition

     The Company is engaged in activities in the biopharmaceutical field, which is characterized by extensive research efforts and rapid technological progress. There can be no assurance that research and discoveries by other biotechnology or pharmaceutical companies will not render the Company's programs or products uneconomical, result in therapies superior to any therapy developed by the Company or that any products developed by the Company will be preferred to any existing or newly-developed technologies.

     The biotechnology and pharmaceutical industries are characterized by intense competition. The Company competes against numerous companies, many of which have substantially greater financial and other resources than the Company. Several such enterprises have initiated cell transplantation research programs and/or efforts to treat the same diseases targeted by the Company through alternate technologies. These competitive enterprises have devoted, and will continue to devote, substantial resources to the development of cell transplantation or other products to treat such diseases. Private and public academic and research institutions also compete with Diacrin in the research and development of human therapeutic products.

     In addition, many of the Company's competitors have significantly greater experience than the Company in preclinical testing and human clinical trials of biotechnology and pharmaceutical products and in obtaining FDA and other regulatory approvals of products. Accordingly, the Company's competitors may succeed in obtaining FDA approval for products more rapidly or effectively than the Company. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and sales and marketing capabilities, areas in which it has no experience.

Limited Clinical Testing, Regulatory, Manufacturing, Marketing and Sales Capabilities

     Because of the relatively early stage of the Company's research and development programs, the Company has not yet invested significantly in clinical, regulatory, manufacturing, marketing, distribution or product sales resources. To date, the Company has relied on others for the production of pigs free of infectious agents and the clinical evaluation of its product candidates. The Company currently has only limited in-house clinical and regulatory capabilities. Although the Company intends to develop clinical, regulatory, manufacturing, marketing, distribution and sales resources in the future, there can be no assurance that the Company will be able to develop such resources successfully.

Uncertain Ability to Protect Proprietary Technology; Reliance Upon Licenses

     The biotechnology and pharmaceutical industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Company's success will depend, in part, on its ability to obtain patent protection for its products, preserve its trade secrets and operate without infringing the proprietary rights of others. The Company has ongoing research efforts and expects to seek additional patents covering this research in the future. There can be no assurance of its success or timeliness in obtaining any patents, or of the breadth or degree of protection that any such patents will afford the Company.

     The patent position of biotechnology products is often highly uncertain and usually involves complex legal and factual questions. There can be no assurance that patent applications relating to the Company's potential products or technology will result in additional patents being issued or that, if issued, such patents will afford adequate protection to the Company or not be challenged, invalidated or infringed. Furthermore, there can be no assurance that others will not independently develop similar products and processes, duplicate any of the Company's products or, if patents are issued to the Company, design around such patents. In addition, the Company could incur substantial costs in defending itself in suits brought against it or in suits in which it may assert its patents against others. If the outcome of any such litigation is unfavorable, the Company's business could be adversely affected. To determine the priority of inventions, the Company may also have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial cost to the Company.

     Much of the Company's know-how and technology is not patentable. To protect its rights, the Company requires all employees, consultants, advisors and collaborators to enter into confidentiality agreements with Diacrin. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, in the absence of patent protection, the Company's business may be adversely affected by competitors who independently develop substantially equivalent technology.

Uncertain Availability of Third-Party Reimbursement and Product Pricing

     The Company's ability to commercialize products successfully will depend substantially on reimbursement of the costs of such products and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). There can be no assurance that reimbursement in the United States or foreign countries will be available for any products the Company may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, the Company's products, thereby adversely affecting the Company's business.

     Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations, such as HMOs, which can control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for therapeutic products. The cost containment measures that healthcare providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any health care reform, could materially adversely affect the Company's ability to sell its products if successfully developed and approved. Moreover, the Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on the Company's business.

Dependence on Key Personnel

     Because of the specialized nature of its business, the Company is highly dependent on its ability to attract and retain qualified scientific and technical personnel for the research and development activities conducted or sponsored by the Company. The loss of certain key executive officers could be significantly detrimental to the Company. Recruiting and retaining qualified scientific personnel to perform research and development work is critical to the Company's success. In addition, the Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing and marketing, will require the addition of new management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. The failure to attract and retain such personnel or to develop such expertise would adversely affect the Company's business.

Dependence on Others

     Currently, the Company's exclusive source for the pigs from which its porcine cells are harvested is Tufts University School of Veterinary Medicine ("Tufts"). While the Company is planning to secure additional sources of pigs for its programs, the Company currently is dependent upon Tufts for its pig supply. There can be no assurance that the Company will be able to secure additional pig suppliers or that Tufts or any other supplier will be able to provide qualified pigs in quantities and at times required by the Company. Failure by Tufts or any other supplier to provide such supply could have a material adverse effect on the Company.

     The Company's strategy for development and commercialization of certain of its products entails entering into arrangements with corporate partners, licensees and others, and upon the subsequent successes of these partners, licensees and others in performing preclinical and clinical testing, obtaining regulatory approvals, manufacturing and marketing. To date, the Company has not entered into any arrangements with corporate partners for any of its potential products. There can be no assurance that the Company will be able to enter into any such arrangements on favorable terms, if at all. If the Company is able to enter into such arrangements, such arrangements may require the Company to transfer certain material rights to such corporate partners, licensees and others. While the Company believes its partners, licensees and others will have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities will be controlled by others. Consequently, there can be no assurance that any revenues or profits will be derived from such arrangements.

Potential Product Liability; Limited Product Liability Insurance

     The testing, marketing and sale of human health care products entail an inherent risk of product liability claims, and there can be no assurance that substantial product liability claims will not be asserted against the Company. The Company has limited product liability insurance and may need to increase its coverage as it expands human clinical trials and if and when it begins to market products. There can be no assurance that adequate insurance coverage will be available on acceptable terms, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of the Company.

                                  THE COMPANY

     Diacrin is developing porcine (pig) cells for the treatment of human diseases which are characterized by cell dysfunction or cell death and for which current therapies are either inadequate or nonexistent. Candidate cell types for transplantation include: neurons for the treatment of Parkinson's disease, Huntington's disease, focal epilepsy and cognitive disorders; hepatocytes (liver cells) for the treatment of familial hypercholesterolemia; cardiac myocytes for the treatment of cardiac disease; and pancreatic islets for the treatment of diabetes. In March 1995, the United States Food and Drug Administration ("FDA") cleared the Company to conduct the first ever clinical trial of transplanted porcine cells in humans. In April 1995, the Company initiated a Phase 1 clinical trial of its most advanced product candidate, NeuroCell[Trademark]-PD for the treatment of Parkinson's disease. In addition, in May 1996, the Company initiated a Phase 1 clinical trial to evaluate NeuroCell[Trademark]-HD for the treatment of Huntington's disease.

     While the feasibility of cell transplantation has been demonstrated clinically by others, widespread use in clinical applications has been hampered by the lack of an adequate supply of human donor cells. To overcome this constraint, Diacrin has pioneered the use of porcine cells for clinical transplantation. The Company believes that pigs will be a reliable source of a wide range of cell types suitable for transplantation into humans. The Company has shown in preclinical and early clinical studies that, under standard immunosuppressive regimens, transplanted porcine cells are capable of addressing the functional deficits caused by cell dysfunction or cell death.

     In addition, Diacrin is developing a proprietary immunomodulation technology which is exclusively licensed to the Company from the Massachusetts General Hospital. This technology involves the selective treatment of major histocompatibility complex class I antigens on cell populations prior to transplantation to prevent the patient's immune system from rejecting the transplanted cells. The Company's approach would obviate the need for chronic immunosuppression, which may leave the patient vulnerable to a wide range of undesirable side effects, including susceptibility to infectious agents and cancer. Preclinical studies in animal models, including primates, have confirmed the ability of the Company's immunomodulation technology to prevent rejection of transplanted porcine cells without compromising the ability of the immune system to protect the recipient in its normal fashion. Neurons, hepatocytes, cardiac myocytes and islets treated with Diacrin's proprietary immunomodulation technology have been successfully transplanted into animals without immunosuppression.

     The Company has an active Drug Master File at the FDA covering the production of NeuroCell[Trademark]-PD and is collaborating with clinical investigators under an Investigational New Drug application to evaluate the transplantation of NeuroCell[Trademark]-PD for the treatment of severe Parkinson's disease. In April 1995, the Company and its collaborators initiated a Phase 1 clinical trial involving the transplantation of NeuroCell[Trademark]-PD into humans. It is anticipated that all 12 patients planned for this study will be transplanted by the end of 1996. Assuming successful completion of the Phase 1 clinical trial, the Company expects to begin a Phase 2 clinical trial in early 1997.

     In May 1996, the Company initiated a Phase 1 clinical trial of NeuroCell[Trademark]-HD for the treatment of Huntington's disease. It is planned that the 12 patients to be entered in this trial will be transplanted by early 1997. The genetic basis for Huntington's disease has recently been defined, and affected patients can therefore be definitively identified; however, no effective treatment currently exists.

     Diacrin has five additional products in various stages of preclinical development: (i) NeuroCell[Trademark]-FE for the treatment of complex partial epileptic seizures, a condition that currently may not be well-controlled with existing drug therapy or surgery; (ii) NeuroCell[Trademark]-CD for the treatment of cognitive disorders; (iii) HepatoCell[Trademark] for the treatment of familial hypercholesterolemia, a disease caused by a defective low density lipoprotein (LDL) receptor gene that can lead to elevated serum cholesterol levels and coronary heart disease; (iv) CardioCell[Trademark] for the treatment of cardiac disease; and (v) IsletCell[Trademark] for the treatment of diabetes.

     The Company was incorporated under the laws of the State of Delaware in 1989 and commenced operations in 1990. The Company's principal executive offices are located at Charlestown Navy Yard, Building 96, 13th Street, Charlestown, Massachusetts 02129 and its telephone number is (617) 242-9100.

                                 USE OF PROCEEDS

     The Company intends to use any net proceeds from the exercise of the Warrants to fund research, development and clinical testing and for working capital and general corporate purposes.


                                 LEGAL MATTERS

     Hale and Dorr, Boston, Massachusetts will pass on the validity of the shares offered hereby for the Company. Steven D. Singer, a partner of Hale and Dorr, is Secretary of the Company.


                                    EXPERTS

     The audited consolidated financial statements and five-year selected consolidated financial data incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants; as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Item                                                   Amount
        ----                                                   ------
SEC Registration Fee .....................................    $ 2,109
Accounting Fees and Expenses .............................      2,500*
Legal (including Blue Sky) Fees and Expenses .............      7,500*
Printing, Engraving and Mailing Expenses .................      5,000*
Miscellaneous ............................................      1,391*
                                                              -------

Total ....................................................    $18,500*
                                                              =======

- ----------------
* Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Article ELEVENTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against such director or officer by virtue of a position as a director or officer of the Registrant if such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (b) shall be indemnified by the Registrant against expenses (including attorneys' fees) and amounts paid in settlement reasonably incurred in connection with any action by or in the right of the Registrant by virtue of a position as a director or officer of the Registrant if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made with respect to any such matter as to which such director or officer shall have been adjudged to be liable to the Registrant, unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, such person shall be indemnified against all expenses (including attorneys' fees) reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be advanced by the Registrant to a director or officer, at such person's request, upon receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition a court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article ELEVENTH of the Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Registrant shall indemnify those persons to the fullest extent permitted by such law as so amended.

     The Company has purchased a general liability insurance policy which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacity as directors or officers.

     Article SEVENTH of the Registrant's Certificate of Incorporation provides that, except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director.

ITEM 16.        EXHIBITS

Exhibit No.                                   Title
- -----------                                   -----

    3.1(1)         -   Amended and Restated Certificate of Incorporation of the
                       Company, as amended to date

    3.2(2)         -   Amended and Restated By-laws of the Company

    4.1(3)         -   Warrant Agreement dated November 14, 1991 by and between
                       the Company and American Stock Transfer & Trust Company, as Warrant Agent

    4.1(a)(4)      -   Supplement No. 1 to Warrant Agreement dated November 14,
                       1991, dated April 24, 1995, by and between the Company and American Stock Transfer & Trust Company, as Warrant
                       Agent

    5.1            -   Opinion of Hale and Dorr

   23.1            -   Consent of Arthur Andersen LLP, Independent Public
                       Accountants

   23.2            -   Consent of Hale and Dorr (included in Exhibit 5.1)

   24.1            -   Power of Attorney (included on the signature pages of
                       this Registration Statement)

- ----------------
(1) Filed as an exhibit to the Company's Annual Report on Form 10-K (File No. 0-20139) for the year ended December 31, 1995 and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Registration Statement on Form S-2, as amended (Registration No. 33-80773) and incorporated herein by reference.

(3) Filed as an exhibit to the Company's Form 10, as amended (File No. 0-20139), and incorporated herein by reference.

(4) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 0-20139) for the quarter ended June 30, 1995 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions contained in the Certificate of Incorporation and By-laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on the 24th day of June, 1996.

                                      DIACRIN, INC.



                                      By: /s/ Thomas H. Fraser
                                          -------------------------------------
                                          Thomas H. Fraser
                                          President and Chief Executive Officer


                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Diacrin, Inc. hereby severally constitute and appoint Thomas H. Fraser, Mark J. Fitzpatrick and E. Michael Egan, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Diacrin, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                  Title                                        Date
     ---------                  -----                                        ----

/s/ Thomas H. Fraser        President, Chief Executive                   June 24, 1996
- ------------------------    Office and Director
Thomas H. Fraser            (Principal Executive Officer)



/s/ Mark J. Fitzpatrick     Director of Finance and                      June 24, 1996
- ------------------------    Administration and Treasurer
Mark J. Fitzpatrick         (Principal Financial and Accounting Officer)



/s/ Zola P. Horovitz        Director                                     June 24, 1996
- ------------------------
Zola P. Horovitz


/s/ John W. Littlechild     Director                                     June 24, 1996
- ------------------------
John W. Littlechild


/s/ Stelios Papadopoulos    Director                                     June 24, 1996
- ------------------------
Stelios Papadopoulos